EXHIBIT 99.10

                             SIEBERT FINANCIAL CORP.
                          885 THIRD AVENUE, SUITE 1720
                            NEW YORK, NEW YORK 10022
                                  212 644-2400
                                     ------



                                                       July _____, 1998


To Participants in the 1998 Restricted Stock Award Plan:

                  Siebert Financial Corp. is distributing to the holders of its outstanding Common Stock, at no cost, Rights to purchase additional shares of Common Stock in a Rights Offering. Shareholders will receive one (1) Right for each share of Common Stock held by them as of the close of business on ____________, July _____, 1998. Each whole Right will entitle the holder thereof to a Subscription Privilege to purchase one share of Common Stock at $_____ per share. Capitalized terms used herein have the meanings ascribed to them in the enclosed Prospectus.

                  Enclosed herewith is a Subscription Certificate evidencing one
(1) transferable Right for each of the shares of Common Stock that were awarded to you under the 1998 Restricted Stock Award Plan and that have not yet vested ("Nonvested Shares"). Your Rights may be exercised, transferred or sold as explained more fully in the accompanying Instructions. If you choose to exercise your Rights, you must submit payment in full of the Subscription Price and appropriate documentation to the Subscription Agent no later than 5:00 p.m., New York City time, on __________, August _____, 1998.

                  The enclosed Prospectus provides the details of the Rights Offering and important information concerning the Company and the Common Stock being offered. Please read it carefully.

                  There are certain federal income tax consequences under current law of the distribution of Rights with respect to your Nonvested Shares. The following is a brief summary of such tax consequences. Please note that this summary is not intended to be exhaustive and does not describe state or local tax consequences.

                  o You will be required to include in your gross income, as compensation, the fair market value of the Rights distributed to you with respect to your Nonvested Shares. The Company will include this amount in the taxable wages reported on your 1998 Form W-2.

                  o The exercise of your Rights will not have any immediate tax consequences. Upon a subsequent sale or taxable exchange of the shares you acquire when you exercise your Rights, you will recognize long or short-term capital gain or loss equal to the


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Participants in the 1998 Restricted Stock Award Plan
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                           difference  between  (i) the amount  realized  on the
                           sale and (ii) the sum of the Subscription Price you paid to exercise the Rights and the amount that was includible in your gross income as a result of the distribution of the Rights to you.

                  o If you sell your Rights rather than exercise them, you will recognize short-term capital gain or loss equal to the difference between the amount realized on the sale and the amount includible in your gross income as a result of the distribution of the Rights to you.

                  o The Company will be entitled to a deduction for the amount of the compensation income that you recognize in connection with the distribution to you of Rights.

                  The foregoing discussion does not apply to you if, at the time you acquired your Nonvested Shares, you made an election under Section 83(b) of the Internal Revenue Code to accelerate the recognition of income. If you made such an election, you should consult your tax advisor with regard to the tax consequences associated with the distribution to you of Rights.

                  YOU ARE URGED TO ACT PROMPTLY. THE RIGHTS OFFERING AND THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON __________, AUGUST _____1998.

                                          Very truly yours,



                                          Muriel F. Siebert
                                          President and Chair